Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2012 First Quarter;

Company Affirms Fiscal 2012 Guidance

DALLAS (February 7, 2012)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2012 first quarter ended December 31, 2011.

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Fiscal 2012 first quarter consolidated results, excluding net unrealized margins were $55.5 million, or $0.61 per diluted share, compared with results, excluding net unrealized margins of $73.7 million, or $0.81 per diluted share in the prior-year quarter.

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After including noncash, unrealized net gains of $13.0 million, or $0.14 per diluted share, fiscal 2012 first quarter net income was $68.5 million, or $0.75 per diluted share. Net income was $74.0 million, or $0.81 per diluted share in the prior-year quarter, after including unrealized net gains of $0.3 million or $0.00 per diluted share.

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For the three months ended December 31, 2011, regulated operations contributed $64.0 million, or $0.70 per diluted share, compared with $67.4 million of net income, or $0.74 per diluted share in the prior-year quarter.

•	Nonregulated operations contributed $4.5 million of net income, or $0.05 per diluted share, compared with $6.6 million of net income, or $0.07 per diluted share for the same three months last year.

“Positive rate outcomes in a number of our jurisdictions continue to support stable and predictable earnings that were in line with our first quarter expectations in the regulated businesses,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “Our nonregulated results negatively affected us in the current quarter; however, we expect this business to generate more positive results the second half of our fiscal year.”

“For fiscal 2012, we remain on track to meet our guidance of earning between $2.30 and $2.40 per diluted share,” Cocklin concluded.

Results for the Quarter Ended December 31, 2011

Natural gas distribution gross profit, excluding discontinued operations, was flat quarter-over-quarter. The positive impact from rate increases was largely offset by the quarter-over-quarter negative effect of the weather normalization adjustment in the Mid-Tex Division, which required utilizing updated weather data in the calculation of the adjustment in the current quarter.

Regulated transmission and storage gross profit increased $7.8 million to $56.8 million for the quarter ended December 31, 2011, compared with $49.0 million in the prior-year quarter. This increase is primarily a result of rate design changes approved in the Atmos Pipeline – Texas rate case that became effective in May 2011.

Nonregulated gross profit decreased $9.8 million to $15.4 million for the first quarter of fiscal 2012, compared with $25.2 million for the prior-year quarter. The decrease primarily reflects a $25.6 million quarter-over-quarter decrease in realized asset optimization margins. During the first quarter of fiscal 2011, more frequent trading opportunities existed to earn intramonth trading gains in the daily cash market. In contrast, during the current quarter, as a result of falling natural gas prices, Atmos Energy Holdings injected a net 15.7 Bcf into storage to capture incremental physical to forward spread values and purchased flowing gas to meet customer deliveries. As a result, losses were realized on the settlement of financial instruments used to hedge natural gas purchases without the corresponding physical natural gas storage withdrawal gains. A substantial portion of the incremental margins captured during the quarter is currently anticipated to be realized during the third and fourth quarters of fiscal 2012. Additionally, realized margins from gas delivery decreased $4.9 million, primarily due to a four percent decrease in consolidated sales volumes combined with a $0.05/Mcf decrease in per-unit margins. Partially offsetting these decreases was a $21.2 million increase in unrealized margins.

Consolidated operation and maintenance expense, excluding discontinued operations, for the first quarter of fiscal 2012, was $116.1 million, compared with $114.5 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter was $113.8 million, compared with $113.0 million for the same period last year. The $0.8 million increase resulted primarily from a $3.0 million increase in legal and administrative costs and a $1.6 million increase in contract labor. These increases were partially offset by a $2.3 million decrease in employee-related costs.

Depreciation and amortization increased $4.4 million to $59.2 million for the first quarter of fiscal 2012, compared with $54.8 million for the prior-year quarter. Quarter-over-quarter, taxes, other than income increased $3.0 million to $43.2 million, compared with $40.2 million for the prior-year quarter. Both increases are primarily the result of incremental capital investments made in fiscal 2011 that resulted in increased depreciation expense and increased ad valorem taxes in the current quarter.

Interest charges for the first quarter of fiscal 2012 were $35.4 million, compared with $38.9 million for the prior-year quarter. The $3.5 million quarter-over-quarter decrease resulted primarily from refinancing long-term debt at reduced interest rates and reducing commitment fees from reducing the number of credit facilities and extending the length of their terms in fiscal 2011.

The debt capitalization ratio at December 31, 2011, was 53.4 percent, compared with 51.7 percent at September 30, 2011 and 51.4 percent at December 31, 2010. At December 31, 2011, there was $390.0 million of short-term debt outstanding, compared with $206.4 million at September 30, 2011 and $248.0 million at December 31, 2010.

For the quarter ended December 31, 2011, the company used $15.3 million in operating cash flow, a $61.1 million reduction in operating cash flow compared with the first quarter of fiscal of 2011. The quarter-over-quarter decrease primarily reflects an increase in purchased gas stored underground in the nonregulated segment with the corresponding gas sales expected to occur later in the current fiscal year.

Capital expenditures increased to $154.4 million for the quarter ended December 31, 2011, compared with $123.2 million in the prior-year quarter. The $31.2 million increase primarily reflects spending related to the Mid-Tex Division steel service line replacement program and the development of a new customer service system for the natural gas distribution segment.

Outlook

Atmos Energy still expects fiscal 2012 earnings to be in the range of $2.30 to $2.40 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $190 million to $197 million, while net income from nonregulated operations is expected to be in the range of $20 million to $23 million. Capital expenditures for fiscal 2012 are expected to range between $680 million to $700 million.

Conference Call to be Webcast February 8, 2012

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2012 first quarter on Wednesday, February 8, 2012, at 8 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Concludes FERC Investigation

On December 9, 2011, Atmos Energy Corporation and its affiliates, Atmos Energy Marketing, LLC and Trans Louisiana Gas Pipeline, Inc. entered into an agreement to resolve the investigation initiated in December 2007, which focused on possible violations of FERC’s posting and competitive bidding regulations. FERC’s findings of violations were limited to the nonregulated operations of the company. Under the terms of the agreement, the company paid a civil penalty of approximately $6.4 million and $5.6 million in disgorgement of unjust profits plus accrued interest.

Atmos Energy Promotes Marvin Sweetin to Senior Vice President of Utility Operations

On November 15, 2011, Atmos Energy announced Marvin L. Sweetin’s promotion to senior vice president of utility operations, effective November 9th. In this new role, Sweetin is responsible for the operations of Atmos Energy’s six utility divisions in 12 states, along with continued responsibility for customer service, safety and training. He also serves on the company’s Management Committee.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage
(000s except per share)	2011	2010	Change
Gross Profit:
Natural gas distribution segment	$291,085	$290,936	— %
Regulated transmission and storage segment	56,759	49,007	16%
Nonregulated segment	15,405	25,178	(39)%
Intersegment eliminations	(367)	(397)	8%

Gross profit	362,882	364,724	(1)%

Operation and maintenance expense	116,062	114,490	1%
Depreciation and amortization	59,215	54,777	8%
Taxes, other than income	43,198	40,168	8%

Total operating expenses	218,475	209,435	4%

Operating income	144,407	155,289	(7)%

Miscellaneous expense	(1,875)	(726)	158%
Interest charges	35,442	38,895	(9)%

Income from continuing operations before income taxes	107,090	115,668	(7)%
Income tax expense	41,302	44,568	(7)%

Income from continuing operations	65,788	71,100	(7)%

Income from discontinued operations, net of tax	2,719	2,897	(6)%

Net income	$68,507	$73,997	(7)%

Basic earnings per share
Income per share from continuing operations	$0.72	$0.78
Income per share from discontinued operations	0.03	0.03

Net income per share – basic	$0.75	$0.81

Diluted earnings per share
Income per share from continuing operations	$0.72	$0.78
Income per share from discontinued operations	0.03	0.03

Net income per share – diluted	$0.75	$0.81

Cash dividends per share	$0.345	$0.340

Weighted average shares outstanding:
Basic	90,254	90,082
Diluted	90,546	90,408

	Three Months Ended December 31		Percentage
Summary Net Income (Loss) by Segment (000s)	2011	2010	Change

Natural gas distribution – continuing operations	$47,905	$54,421	(12)%
Natural gas distribution – discontinued operations	2,719	2,897	(6)%
Regulated transmission and storage	13,414	10,102	33%
Nonregulated	(8,501)	6,275	(235)%
Unrealized margins, net of tax	12,970	302	4,195%

Consolidated net income	$68,507	$73,997	(7)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended December 31
(000s)	2011	2010

Operating revenues	$23,451	$23,733
Purchased gas cost	14,951	14,897

Gross profit	8,500	8,836

Operating expenses	4,174	4,016

Operating income	4,326	4,820
Other nonoperating expense	(48)	(33)

Income from discontinued operations before income taxes	4,278	4,787
Income tax expense	1,559	1,890

Net income	$2,719	$2,897

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2011	2011

Net property, plant and equipment	$5,246,213	$5,147,918

Cash and cash equivalents	85,160	131,419
Accounts receivable, net	489,797	273,303
Gas stored underground	325,669	289,760
Other current assets	360,615	316,471

Total current assets	1,261,241	1,010,953

Goodwill and intangible assets	740,196	740,207
Deferred charges and other assets	387,982	383,793

	$7,635,632	$7,282,871

Shareholders’ equity	$2,267,762	$2,255,421
Long-term debt	2,206,193	2,206,117

Total capitalization	4,473,955	4,461,538

Accounts payable and accrued liabilities	432,332	291,205
Other current liabilities	357,353	367,563
Short-term debt	389,985	206,396
Current maturities of long-term debt	131	2,434

Total current liabilities	1,179,801	867,598

Deferred income taxes	981,559	960,093
Deferred credits and other liabilities	1,000,317	993,642

	$7,635,632	$7,282,871

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2011	2010

Cash flows from operating activities

Net income	$68,507	$73,997
Depreciation and amortization	60,811	56,207
Deferred income taxes	40,042	43,423
Other	4,692	4,712
Changes in assets and liabilities	(189,343)	(132,515)

Net cash provided (used) by operating activities	(15,291)	45,824

Cash flows from investing activities

Capital expenditures	(154,394)	(123,162)
Other, net	(1,080)	(370)

Net cash used in investing activities	(155,474)	(123,532)

Cash flows from financing activities

Net increase in short-term debt	173,905	112,628
Repayment of long-term debt	(2,303)	(10,000)
Cash dividends paid	(31,517)	(31,002)
Repurchase of common stock	(12,535)	—
Repurchase of equity awards	(3,120)	(3,231)
Issuance of common stock	76	7,253

Net cash provided by financing activities	124,506	75,648

Net decrease in cash and cash equivalents	(46,259)	(2,060)
Cash and cash equivalents at beginning of period	131,419	131,952

Cash and cash equivalents at end of period	$85,160	$129,892

	Three Months Ended December 31
Consolidated Statistics, including discontinued operations	2011	2010
Consolidated natural gas distribution throughput (MMcf as metered)	121,748	120,544
Consolidated regulated transmission and storage transportation volumes (MMcf)	105,037	99,841
Consolidated nonregulated delivered gas sales volumes (MMcf)	90,870	94,538
Natural gas distribution meters in service	3,203,008	3,206,286
Natural gas distribution average cost of gas	$4.78	$4.92
Nonregulated net physical position (Bcf)	35.6	19.6

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